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                                                                    EXHIBIT 4.11


                         DOMAIN NAME LICENSING AGREEMENT


This Agreement (this "AGREEMENT") is entered into on March 30, 2005 by and among:


Party A:                   Beijing Fuhua Innovation Technology Development Co., Ltd.
Registered Address:        Room 615, Ping An Mansion, No.23 Financial Street, Xicheng
                           District, Beijing, China
Legal Representative:      Chen Wu

Party B:                   China Finance Online (Beijing) Co., Ltd.
Registered Address:        Room 610B, Ping An Mansion, No.23 Financial Street, Xicheng
                           District, Beijing, China
Legal Representative:      Ning Jun

Party C:                   China Finance Online Co., Limited
Registered Address:        8/F, Unit C East Wing Sincere Insurance Building 4-6, Hennessy
                           Road, Hong Kong SAR
Authorized Representative: Ning Jun



WHEREAS:

1. Party A and Party B entered into that certain Strategic Consulting Service Agreement (the "STRATEGIC CONSULTING SERVICE AGREEMENT") on May 27, 2004, which provides that Party B shall provide strategic consulting services on an exclusive basis to Party A with respect to the website and the relevant Internet business operated by Party A;

2. The domain name (www.jrj.com) used by Party A on its website is registered under the name of Party C who has full proprietary rights to such domain name;

3. Party B is the wholly owned subsidiary of Party C established in the People's Republic of China and Party C authorizes Party B to administer the above-mentioned domain name (www.jrj.com);

4. To facilitate Party A to better operate its website, Party A, Party B and Party C (collectively, the "THREE PARTIES") agree that Party C licenses the domain name mentioned above to Party A pursuant to the terms and conditions set forth herein.

NOW THEREFORE, following friendly consultations, Party A and Party B agree as follows:


1.   DEFINITION

1.1 "Domain Name" means www.jrj.com, which has been registered by Party C.

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1.2 "Authorized Territory" means worldwide.


2.   GRANT OF LICENSE AND LICENSE FEE

2.1 License. Party C hereby grants Party A a non-exclusive license to use the Domain Name for the purpose of operating Party A's website within the Authorized Territory. Party C shall not transfer, lease or pledge the Domain Name to any other party. Without written consent of Party C, Party A shall not sublicense the Domain Name. Notwithstanding the foregoing provisions, Party C reserves the right to use the Domain Name within the Authorized Territory.

2.2 License Fee. In consideration that Party A shall pay service fees to Party B in accordance with the aforesaid Strategic Consulting Service Agreement, Party C agrees to license Party A to use the Domain Name free of charge. However, Party A shall reimburse Party C for the annual registration fee and agent fee for the Domain Name.


3.   TERM OF LICENSE

3.1 The term of the License to Party A to use the Domain Name shall terminate on the date when the Strategic Consulting Service Agreement terminates.


4.   REPRESENTATIONS AND WARRANTIES BY PARTY C AND PARTY B

4.1 Party C and Party B have all necessary right, power and authority to sign this Agreement and perform all the obligations and responsibilities hereunder.

4.2 To execute this Agreement, Party C's board of directors has obtained consent from the audit committee or other independent bodies as required by Sarbanes-Oxley Act and NASDAQ rules.

4.3 Party C warrants that it has the ownership of the Domain Name and there are no disputes with any third party over the proprietary rights to the Domain Name.

4.4 The execution and performance of this Agreement by Party C or Party B will not constitute or result in a violation of any material agreement to which Party C or Party B is a party or by which Party C or Party B or its assets are bound.


5.   REPRESENTATIONS AND WARRANTIES BY PARTY A

5.1 Party A has all necessary right, power and authority to sign this Agreement and perform all the obligations and responsibilities hereunder.

5.2 The execution and performance of this Agreement by Party A will not constitute or result in a violation of any material agreement to which Party A is a party or by which Party A or its assets are bound.


6.   PROTECTION AND ADMINISTRATION OF DOMAIN NAME

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6.1 Party A shall guarantee that its use of the Domain Name during the term of this Agreement will comply with all applicable laws or regulations of the People's Republic of China (the "PRC") in connection with the administration of domain names and take measures to maintain the legitimacy and effectiveness of the Domain Name (including but not limited to payment of the annual registration fee for the Domain Name).

6.2 Party A shall make its best effort to protect the reputation of the Domain Name when using the Domain Name and shall assume all legal responsibilities and liabilities arising from the its operation of the website.

6.3 Party A shall immediately notify Party B in writing of any infringement of rights to the Domain Name and assist Party B to take any appropriate legal action against such infringement.

6.4 During the term of the license of the Domain Name, Party A shall not make any claim in any manner to the Domain Name or challenge the Party C's title to the Domain Name.

6.5 Party A shall complete registration of operational websites with the competent administration for industry and commerce within one month upon the date hereof.

6.6 Party B shall be responsible for taking measures to monitor and supervise the use of the Domain Name and the operation of the website thereunder by Party A, including requesting Party A to rectify any illegal or irregular use or operation thereof within a timeframe upon finding such illegal or irregular use or operation.


7.   CONFIDENTIALITY

7.1 The Parties shall maintain the confidentiality of the content of the Agreement, and no Party shall disclose or publish to anyone else such information without prior consent from other Parties, except (i) data or information that shall be disclosed pursuant to applicable laws or stock exchange regulations, (ii) data or information that is generally known to the public, provided that it is not released by the receiving Party, (iii) data or information disclosed to any Party's shareholders, legal counsel, accountants, financial counsel or other professional consultants; or (iv) data or information disclosed to potential purchasers or other investors of equity interests or assets or to bond or stock finance providers of any Party or any Party's shareholders who shall make an appropriate undertaking to maintain the confidentiality of the information.


8.   GOVERNING LAW AND DEFAULT LIABILITY

8.1 The execution, validity, interpretation, performance and settlement of disputes of this Agreement shall be governed by the laws of the PRC.

8.2 Any violation of any covenant herein, or failure to fully perform this Agreement, or making false representations or warranties, or misrepresentation or omission of material facts, or non-performance of warranties by any Party hereto shall constitute breach of this Agreement. The breaching Party shall bear the liabilities arising therefrom pursuant to legal provisions.

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9.   AMENDMENT

9.1 All Parties shall perform this Agreement upon the execution hereof. No amendment to this Agreement shall be effective unless such amendment has been agreed to by the three Parties and the each Party has obtained necessary authorization and approval with respect to such amendment (including the consent from the audit committee or other independent bodies under Party C's board of directors) established pursuant to the Sarbanes-Oxley Act and the NASDAQ Rules.


10.  DISPUTE RESOLUTION

10.1 The Parties shall try to settle any dispute arising from the performance of this Agreement through amicable negotiation. In the event that no settlement can be reached through negotiation, any Party may submit such matter to arbitration.

10.2 Disputes shall be submitted to the Beijing office of the China International Economic and Trade Arbitration Commission ("CIETAC"). The current rules of CIETAC shall be followed in such arbitration.

10.3 Arbitration awards shall be final and binding upon the Parties. Arbitration expenses (including without limitation arbitration fees and attorney's fees) shall borne and reimbursed by the losing party unless otherwise provided by arbitration awards.


11.  EXECUTION AND EFFECTIVENESS

11.1 The Agreement shall come into effect upon the execution by the authorized representative of each Party. The Agreement shall be executed in three counterparts and all counterpart shall have equal force and effect.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed by a duly authorized representative on behalf of the Party as of the date first set forth above.


Party A: Beijing Fuhua Innovation Technology Development Co., Ltd.

Authorized Representative: /s/ Chen Wu
                          ----------------------------------------
                           /s/ [COMPANY SEAL]


Party B: China Finance Online (Beijing) Co., Ltd.

Authorized Representative: /s/ Jun Ning
                          ----------------------------------------
                           /s/ [COMPANY SEAL]


Party C: China Finance Online Co., Limited

Authorized Representative: /s/ Jun Ning
                          ----------------------------------------
                           /s/ [COMPANY SEAL]

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